SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant [x]
Filed by a party other than the Registrant [ ]
Check the appropriate box:
[ ]   Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]   Definitive Proxy Statement
[ ]   Definitive Additional Materials
[ ]   Soliciting Material Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12

                               HEICO CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                                       N/A
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[x]   No fee required

[ ]   Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

      1)    Title of each class of securities to which transaction applies:
            ____________________________________________________________________

      2)    Aggregate number of securities to which transaction applies:
            ____________________________________________________________________

      3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
            ____________________________________________________________________

      4)    Proposed maximum aggregate value of transaction:
            ____________________________________________________________________

      5)    Total fee paid:
            ____________________________________________________________________

[ ]   Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      1)    Amount Previously Paid:
            ____________________________________________________________________

      2)    Form, Schedule or Registration Statement No.:
            ____________________________________________________________________

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            ____________________________________________________________________

      4)    Date Filed:
            ____________________________________________________________________

                                HEICO CORPORATION

                                   ----------

                    Notice of Annual Meeting of Shareholders
                            To Be Held March 18, 2003

                                   ----------

         The Annual Meeting of Shareholders of HEICO Corporation, a Florida corporation ("HEICO" or the "Company"), will be held on March 18, 2003, at 10:00 A.M. local time, at the Sheraton Fort Lauderdale Airport Hotel, 1825 Griffin Road, Dania Beach, Florida, for the following purposes:

         1. To elect a Board of Directors for the ensuing year; and

         2. To transact such other business as may properly come before the meeting or any adjournments thereof.

         Only holders of record of HEICO Common Stock and Class A Common Stock at the close of business on January 21, 2003 will be entitled to vote at the Meeting.

         You are requested, regardless of the number of shares owned, to sign and date the enclosed proxy and to mail it promptly, or to use the telephone or Internet voting systems set forth in the proxy. You may revoke your proxy either by a written notice to HEICO or in person at the meeting (without affecting any vote previously taken).

                                        BY ORDER OF THE BOARD OF DIRECTORS

                                        Laurans A. Mendelson
3000 Taft Street                        Chairman of the Board,
Hollywood, Florida                      President and Chief Executive Officer
February 6, 2003

                                HEICO CORPORATION
                   3000 Taft Street, Hollywood, Florida 33021

                                   ----------

                                 PROXY STATEMENT

                                   ----------

         This Proxy Statement is furnished to the shareholders of HEICO Corporation ("HEICO" or the "Company") in connection with the solicitation of proxies by HEICO's Board of Directors for use at the Annual Meeting of Shareholders of HEICO to be held at the Sheraton Fort Lauderdale Airport Hotel, 1825 Griffin Road, Dania Beach, Florida 33004 on Tuesday, March 18, 2003 at 10:00 A.M., local time. This Proxy Statement is first being mailed to shareholders on or about February 11, 2003.

         At the annual meeting, the shareholders will be asked to elect a Board of Directors (Board) and to vote on any other business which properly comes before the meeting.

         The Board of Directors of HEICO urges you to promptly date, sign and mail your proxy, or to use the telephone or Internet voting systems set forth in the proxy, in the form enclosed with this Proxy Statement, to make certain that your shares are voted at the meeting. Proxies in the enclosed or other acceptable form that are received in time for the meeting will be voted. However, you may revoke your proxy at any time by a revocation in writing or a later dated proxy that is received by HEICO; and, if you attend the meeting, you may vote your shares in person.

         If your proxy is received in time for the meeting, it will be voted in the manner specified by you in the proxy. If you do not specify a choice, the proxy will be voted as indicated in the form of proxy.

         HEICO will bear the expense of soliciting proxies in the accompanying form. Solicitations will be by mail, and directors, officers and regular employees of HEICO may solicit proxies personally or by telephone, telegram or special letter. HEICO will also employ D. F. King & Co., 77 Water Street, New York, New York 10005, to assist in soliciting proxies for a fee of $5,000 plus related out-of-pocket expenses.

         Only holders of record of HEICO Common Stock, $0.01 par value per share (the "Common Stock"), and Class A Common Stock, $0.01 par value per share (the "Class A Common Stock"), at the close of business on January 21, 2003 will be entitled to vote at the meeting. On that date there were outstanding 9,431,375 shares of Common Stock, each entitled to one vote, and 11,587,444 shares of Class A Common Stock, each entitled to 1/10th vote per share.

           VOTING SECURITIES OF PRINCIPAL SHAREHOLDERS AND MANAGEMENT

         The following table sets forth information regarding the beneficial ownership of HEICO Common Stock and Class A Common Stock as of January 21, 2003 by (i) each person who is known to the Company to be the beneficial owner of more than 5% of the outstanding Common Stock or Class A Common Stock, (ii) the Chief Executive Officer and the other four most highly compensated executive officers, (iii) each of the directors of the Company, and (iv) all directors and executive officers of the Company as a group. Except as set forth below, the shareholders named below have sole voting and investment power with respect to all shares of Common Stock and Class A Common Stock shown as being beneficially owned by them.

                                                                                Shares Beneficially Owned (2)
                                                                      ---------------------------------------------
                                                                                                     Class A
                                                                           Common Stock           Common Stock
                                                                      --------------------    ----------------------
Name and Address of Beneficial Owner (1)                                Number     Percent      Number       Percent
----------------------------------------                              ----------   -------    ---------     --------
(a) Certain beneficial owners:
Mendelson Reporting Group (3)................................          2,327,288    22.10%    1,160,283       9.54%
Dr. Herbert A. Wertheim (4)..................................          1,136,176    12.05%      925,981       7.99%
Kayne Anderson Rudnick Investment Management, LLC (5) .......             -            -      1,816,180      15.67%
Wasatch Advisors, Inc. (6) ..................................             -            -      1,498,473      12.93%
FleetBoston Financial Corporation (7) .......................             -            -        641,202       5.53%
Rene Plessner Reporting Group (8) ...........................            540,497     5.73%       -             -
Putnam Investments, LLC (9) .................................            529,559     5.61%       -             -

(b) Directors:
Samuel L. Higginbottom (10)..................................              5,749       *          5,305        *
Wolfgang Mayrhuber (11)......................................             17,000       *         15,893        *
Eric A. Mendelson (12).......................................            536,614     5.53%      282,775       2.41%
Laurans A. Mendelson (13)....................................          1,614,308    16.24%      756,143       6.39%
Victor H. Mendelson (14).....................................            490,930     5.04%      360,791       3.06%
Albert Morrison, Jr. (15)....................................             19,073       *         16,165        *
Dr. Alan Schriesheim (16)....................................            118,305     1.24%       97,022        *

(c) Executive officers listed in Summary Compensation table who are not directors:
Thomas S. Irwin (17).........................................            407,585     4.21%      204,145       1.74%
James L. Reum ...............................................             10,454       *          8,555        *

All directors and executive officers as a group (9 persons) (18)       2,905,454    26.65%    1,507,368      12.16%

----------

*    Represents ownership of less than 1%.

(1) Unless otherwise indicated, the address of each beneficial owner identified is c/o HEICO Corporation, 3000 Taft Street, Hollywood, Florida 33021.
(2) The number of shares of Common Stock and Class A Common Stock deemed outstanding includes (i) 9,431,375 shares of Common Stock outstanding as of January 21, 2003, (ii) 11,587,444 shares of Class A Common Stock outstanding as of January 21, 2003, and (iii) shares issuable upon exercise of stock options held by the respective person or group which are presently exercisable or which may be exercised within 60 days after January 21, 2003 as set forth below. Pursuant to the rules of the Securities and Exchange Commission, presently exercisable stock options and stock options that become exercisable within 60 days are deemed to be outstanding and to be beneficially owned by the person or group for the purpose of computing the percentage ownership of such person or group, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person or group.
(3) The Mendelson Reporting Group consists of Laurans A. Mendelson; Eric A. Mendelson; Victor H. Mendelson; Mendelson International Corporation (MIC), a corporation whose stock is owned solely by Eric and Victor Mendelson and whose Chairman of the Board is Laurans A. Mendelson; LAM Limited Partners, a partnership whose sole general partner is a corporation controlled by Arlene Mendelson, the wife of Laurans A. Mendelson; LAM Alpha Limited Partners, a partnership whose sole general partner is a corporation controlled by Laurans A. Mendelson; EAM Management Limited Partners, a partnership whose sole general partner is a corporation controlled by Eric
     A. Mendelson; VHM Management Limited Partners, a partnership whose sole general partner is a corporation controlled by Victor H. Mendelson; and the Victor H. Mendelson Revocable Investment Trust, whose grantor, sole presently vested beneficiary and a trustee is Victor H. Mendelson. Includes 1,099,018 shares of Common Stock and 573,385 shares of Class A Common Stock subject to stock options that are presently exercisable or exercisable within 60 days after January

     21, 2003. See Notes (12), (13) and (14) below. The address of the Mendelson Reporting Group is 825 Brickell Bay Drive, 16th Floor, Miami, Florida 33131.
(4) The address of Dr. Wertheim is 191 Leucadendra Drive, Coral Gables, Florida 33156.
(5) Based on information in a Schedule 13G filed on February 13, 2002, all shares are held in managed accounts of Kayne Anderson Rudnick Investment Management, LLC, a registered investment advisor. The address of Kayne Anderson Rudnick Investment Management, LLC is 1800 Avenue of the Stars, Second Floor, Los Angeles, California 90067.
(6) Based on information in a Schedule 13G filed on February 15, 2002, all shares are held in portfolios of advisory clients of Wasatch Advisors, Inc., a registered investment advisor. The address of Wasatch Advisors, Inc. is 150 Social Hall Avenue, Salt Lake City, Utah 84111.
(7) Based on information in a Schedule 13G filed on February 14, 2002, all shares are held in accounts of FleetBoston Financial Corporation, a parent holding company. The address of FleetBoston Financial Corporation is 100 Federal Street, Boston, Massachusetts 02110.
(8) Based on information in a Schedule 13D dated February 24, 2002 filed by Mr. Plessner individually and as sole Trustee for the Rene Plessner Associates, Inc. Profit Sharing Plan. Reflects 107,127 shares of Common Stock held by Mr. Plessner and 433,370 shares of Common Stock held by the Rene Plessner Associates, Inc. Profit Sharing Plan, an employee profit sharing plan of Rene Plessner Associates, Inc., an executive search company. The address of Rene Plessner Reporting Group is 200 East 74th Street, Penthouse A, New York, NY 10021.
(9) Based on information in a Schedule 13G filed on February 13, 2002, all shares are held in managed accounts of Putnam Investments, LLC, a registered investment advisor and parent holding company. The address of Putnam Investments, LLC is One Post Office Square, Boston, Massachusetts 02109.
(10) Includes 2,000 shares of Common Stock subject to stock options that are presently exercisable or exercisable within 60 days after January 21, 2003.
(11) Includes 17,000 shares of Common Stock and 15,250 shares of Class A Common Stock subject to stock options that are presently exercisable or exercisable within 60 days after January 21, 2003.
(12) Includes 157,282 shares of Common Stock and 119,713 shares of Class A Common Stock held by MIC, 82,360 shares of Common Stock held by EAM Management Limited Partners, 275,933 shares of Common Stock and 146,362 shares of Class A Common Stock subject to stock options that are presently exercisable or exercisable within 60 days after January 21, 2003, 18,597 shares of Common Stock and 14,781 shares of Class A Common Stock held by the HEICO Savings and Investment Plan and allocated to Eric A. Mendelson's account and 850 shares of Common Stock and 628 shares of Class A Common Stock owned by Eric Mendelson's children. See Note (3) above.
(13) Laurans A. Mendelson disclaims beneficial ownership with respect to 157,282 shares of Common Stock and 119,713 shares of Class A Common Stock, respectively, of these shares, which are held in the name of MIC, 45,441 shares of Common Stock and 14,408 shares of Class A Common Stock which were donated to and are presently held by the Laurans A. and Arlene H. Mendelson Charitable Foundation, Inc., of which Mr. Mendelson is President. Includes 881,442 shares of Common Stock and 365,612 shares of Class A Common Stock held solely by Mr. Mendelson or LAM Limited Partners or LAM Alpha Limited Partners. Also includes 505,970 shares of Common Stock and 237,094 shares of Class A Common Stock subject to stock options that are presently exercisable or exercisable within 60 days after January 21, 2003 and 24,173 shares of Common Stock and 19,316 shares of Class A Common Stock held by the HEICO Savings and Investment Plan and allocated to Mr. Mendelson's account. See Notes (3), (12) and (14).
(14) Includes 157,282 shares of Common Stock and 119,713 shares of Class A Common Stock held by MIC, 36,180 shares of Class A Common Stock held by VHM Management Limited Partners, 317,115 shares of Common Stock and 189,929 shares of Class A Common Stock subject to stock options that are presently exercisable or exercisable within 60 days after January 21, 2003, of which 156,485 shares of Common Stock and 127,535 shares of Class A Common Stock are held by the Victor H. Mendelson Revocable Investment Trust, and 15,038 shares of Common Stock and 11,916 shares of Class A Common Stock held by the HEICO Savings and Investment Plan and allocated to Victor H. Mendelson's account and 800 shares of Common Stock and 546 shares of Class A Common Stock owned by Victor Mendelson's children. See Note (3) above.
(15) Includes 2,000 shares of Common Stock subject to stock options that are presently exercisable or exercisable within 60 days after January 21, 2003. Albert Morrison Jr.'s voting and dispositive power with respect to 15,481 and 12,616 shares of Common Stock and Class A Common Stock, respectively, is held indirectly through Sheridan Ventures, Inc., a corporation of which Mr. Morrison is the President, but not a shareholder.
(16) Includes 111,182 shares of Common Stock and 90,615 shares of Class A Common Stock subject to stock options that are presently exercisable or exercisable within 60 days after January 21, 2003 and 5,433 shares of Common Stock and 4,426 shares of Class A Common Stock owned by Dr. Schriesheim's wife.

(17) Includes 238,743 shares of Common Stock and 133,920 shares of Class A Common Stock subject to stock options that are presently exercisable or exercisable within 60 days after January 21, 2003 and 32,183 shares of Common Stock and 25,735 shares of Class A Common Stock held by the HEICO Savings and Investment Plan and allocated to Thomas S. Irwin's account.
(18) Includes 1,469,943 shares of Common Stock and 813,170 shares of Class A Common Stock subject to stock options that are presently exercisable or exercisable within 60 days after January 21, 2003. The total for all directors and executive officers as a group (9 persons) also includes 89,991 shares of Common Stock and 71,748 shares of Class A Common Stock held by the HEICO Savings and Investment Plan and allocated to accounts of executive officers pursuant to the plan.

                           PROPOSAL TO ELECT DIRECTORS
                                (Proposal No. 1)

         Each of the seven individuals named in the table below has been nominated by the Board of Directors of the Company for election to the Board of Directors at the annual meeting to serve until the next annual meeting or until his successor is elected and qualified. All of the nominees are currently serving on the Board. The Board of Directors has no reason to believe that any of the nominees will not be a candidate or will be unable to serve.


Name                         Age      Corporate Office or Position                                    Director Since
----                         ---      ----------------------------                                    --------------
Samuel L. Higginbottom       81       Director (1)(2)(3)(4)                                               1989
Wolfgang Mayrhuber           55       Director (5)                                                        2001
Eric A. Mendelson            37       President - Flight Support Group;                                   1992
                                      President and Chief Executive Officer of HEICO
                                      Aerospace Holdings Corp. and Director
Laurans A. Mendelson         64       Chairman of the Board, President and Chief Executive                1989
                                      Officer, Director (2)
Victor H. Mendelson          35       President - Electronic Technologies Group                           1996
                                      and General Counsel of the Company; President
                                      and Chief Executive Officer of HEICO Electronic
                                      Technologies Corp. and Director (5)
Albert Morrison, Jr.         66       Director (1)(3)(4)                                                  1989
Dr. Alan Schriesheim         72       Director (2)(3)(5)                                                  1984

----------
(1)  Member of Nominating and Executive Compensation Committee.
(2)  Member of Executive Committee.
(3)  Member of Finance/Audit Committee.
(4)  Member of Stock Option Plan Committee.
(5)  Member of Environmental, Safety and Health Committee.

Business Experience Of Nominees

         Samuel L. Higginbottom is a retired executive officer of Rolls Royce, Inc. (an aircraft engine manufacturer), where he served as Chairman, President and Chief Executive Officer from 1974 to 1986. He was the Chairman of the Columbia University Board of Trustees from 1982 until September 1989. He was President, Chief Operating Officer and a director of Eastern Airlines, Inc., from 1970 to 1973 and served in various other executive capacities with that company from 1964 to 1969. Mr. Higginbottom was a director of British Aerospace Holdings, Inc., an aircraft manufacturer, from 1986 to 1999 and was a director of AmeriFirst Bank from 1986 to 1991. He is a Trustee Emeritus of St. Thomas University, Miami, Florida.

         Wolfgang Mayrhuber has served as Advisor to the Board of Directors of the Company since 1997 and was elected to the Board of Directors in 2001. Mr. Mayrhuber has been named Chairman of the Executive Board of Deutsche Lufthansa AG ("Lufthansa") effective in June 2003 and currently serves as the Deputy Chairman of the Executive Board and Chief Executive Officer of Passenger Airlines of Lufthansa. He has served with Lufthansa since 1970, and has held various senior management positions for the maintenance and overhaul of aircraft, components and engines. In 1992, Mr. Mayrhuber was appointed Executive Vice President and Chief Operating Officer Technical for Lufthansa. In October 1994, he became Chairman of the Executive Board of Lufthansa Technik AG.

         Eric A. Mendelson has been an employee of the Company since 1990, serving in various capacities. Mr. Mendelson has served as Executive Vice President of the Company since 2001, President and Chief Executive Officer of HEICO Aerospace Holdings Corp. (HEICO Aerospace), a subsidiary of HEICO, since its formation in 1997 and President of HEICO Aerospace Corporation since 1993. Mr. Mendelson is a co-founder, and, since 1987, has been Managing Director of Mendelson International Corporation (MIC), a private investment company which is a shareholder of HEICO. Eric Mendelson is the son of Laurans Mendelson and the brother of Victor Mendelson.

         Laurans A. Mendelson has served as Chairman of the Board of the Company since December 1990. Mr. Mendelson has also served as Chief Executive Officer of the Company since February 1990, and as President of the Company since September 1991. Mr. Mendelson serves on the board of governors and is a member of the Finance Committee of the Aerospace Industries Association in Washington, D.C. He also serves on the Board of Directors and is Chairman of the Audit Committee of Hawker Pacific Aerospace, which provides overhaul and repair services to the aviation industry. Mr. Mendelson is also a member of the Board of Trustees, the Executive Committee and Founders Club of Mount Sinai Medical Center in Miami Beach, Florida. In addition, Mr. Mendelson served as a Trustee of Columbia University in The City of New York from 1995 to 2001, as well as, Chairman of the Trustees' Audit Committee. Mr. Mendelson currently serves as Trustee Emeritus of Columbia University and maintains membership positions on the Trustee Committees he had before becoming Trustee Emeritus. Mr. Mendelson is a Certified Public Accountant. Laurans Mendelson is the father of Eric Mendelson and Victor Mendelson.

         Victor H. Mendelson has been associated with the Company since 1990, serving in various capacities. Mr. Mendelson has served as Executive Vice President of the Company since 2001, President and Chief Executive Officer of HEICO Electronic Technologies Corp., a subsidiary of HEICO, since September 1996 and as General Counsel of the Company since 1993. He was the Chief Operating Officer of the Company's former MediTek Health Corp. subsidiary from 1995 until its profitable sale in 1996. Mr. Mendelson is a co-founder, and, since 1987, has been President of MIC, a private investment company, which is a shareholder of HEICO. He is a Trustee of St. Thomas University, Miami, Florida and Chairman of its Finance Committee, as well as a Director of the Florida Grand Opera. Victor Mendelson is the son of Laurans Mendelson and the brother of Eric Mendelson.

         Albert Morrison, Jr. has served as Chairman of Morrison, Brown, Argiz & Company, a certified public accounting firm located in Miami, Florida, since 1971. He serves as the Chairman of the Miami-Dade County Industrial Development Authority. Mr. Morrison also serves as a director of Logic Devices, Inc., a computer electronics company, and as a member of the Board of Directors of the Florida International University Foundation.

         Dr. Alan Schriesheim is retired from the Argonne National Laboratory, where he served as Director from 1984 to 1996. From 1983 to 1984, he served as Senior Deputy Director and Chief Operating Officer of Argonne. From 1956 to 1983, Dr. Schriesheim served in a number of capacities with Exxon Corporation in research and administration, including positions as General Manager of the Engineering Technology Department for Exxon Research and Engineering Co. and Director of Exxon's Corporate Research Laboratories. Dr. Schriesheim is also a member of the Board of the Children's Memorial Hospital of Chicago, Illinois.

Meetings and Board Committees

         The Board currently has five standing committees: the Executive Committee; the Nominating and Executive Compensation Committee; the Finance/Audit Committee; the Environmental, Safety and Health Committee and the Stock Option Plan Committee.

         The Executive Committee has such powers as are delegated by the Board, which may be exercised while the Board is not in session, provided such powers are not in conflict with specific powers conferred to other committees or are otherwise contrary to law.

         The Nominating and Executive Compensation Committee determines the Company's director and officer requirements and recommends to the full Board nominees for election. The Nominating and Executive Compensation Committee does not solicit nominations from shareholders. The Nominating and Executive Compensation Committee also reviews and approves compensation of the Company's officers, key employees and directors.

         The Finance/Audit Committee oversees the quality and integrity of the accounting, auditing, internal control and financial reporting practices of the Company including a recommendation for the selection, retention, evaluation, and, where appropriate, the termination and replacement of the Company's independent auditor of its financial statements.

         The Environmental, Safety and Health Committee meets with the Company's senior management and oversees compliance in all matters relating to federal and state environmental, safety and health regulations.

         The Stock Option Plan Committee administers the Company's stock option plans and has authority to grant options, to determine the persons to whom and the times at which options are granted, and to determine the terms and provisions of each grant.

         The reports of the Nominating and Executive Compensation Committee and Finance/Audit Committee are contained herein, but shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement in any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates such reports by reference, and further, such reports shall not otherwise be deemed filed under either of these acts.

         Meetings of the Board are held periodically during the year. The Board held four meetings in fiscal 2002. During fiscal 2002, the Nominating and Executive Compensation Committee met four times, the Finance/Audit Committee met four times, the Stock Option Plan Committee met four times, and the Environmental, Safety and Health Committee met two times. The Executive Committee did not meet in fiscal 2002.

Compensation of Directors

         Directors receive director's fees of $1,200 for each regular Board meeting attended and an annual retainer of $22,000. Directors of the Company are required to purchase shares of HEICO common stock equivalent to 1/3 of their annual retainers ($7,333). The Company accrues 1/3 of the Directors' annual retainer and periodically purchases HEICO common stock on behalf of each Director. Members of committees of the Board of the Company are paid a $2,400 annual retainer for each committee served and $600 for attendance at each committee meeting. In addition, committee chairmen are paid an annual retainer of $1,200 for each committee chaired. During fiscal 2002, an aggregate of $147,937 was paid or accrued to directors under the compensation arrangements described above (including $42,401 to Samuel Higginbottom, $25,534 to Wolfgang Mayrhuber, $41,201 to Albert Morrison, Jr., and $38,801 to Dr. Alan Schriesheim), excluding amounts to Laurans A. Mendelson, Eric A. Mendelson and Victor H. Mendelson, which are reported in the Summary Compensation Table. Per diem fees for other consulting services are paid to individual directors, as assigned by the Chairman of the Board, in the amount of $600 per day. During fiscal 2002, an aggregate of $80,100 was paid to directors for consulting services (including $76,500 paid to Samuel Higginbottom and $3,600 paid to Dr. Alan Schriesheim). In addition, Wolfgang Mayrhuber was awarded a cash payment of $100,000 in December 2002 from the proceeds of the sale of Trilectron Industries, Inc. for services rendered prior to the date Mr. Mayrhuber was elected to the Company's Board of Directors.

         The Company's Directors' Retirement Plan, adopted in 1991 in order to facilitate Director retirements, covers the then current directors of the Company. Only four of the current seven Directors are covered under the Directors' Retirement Plan. Under the Directors' Retirement Plan, participants will, upon retirement from the Board, receive annually the average retainer such Director was paid during his service as a member of the Board payable in quarterly installments. Such quarterly payments are not to be less than $4,500. Subject to the terms of the Directors' Retirement Plan, these quarterly payments will continue for the same period of time that the participant served on the Board, not to exceed ten years. During fiscal 2002, $34,000 was accrued, while amounts totaling $36,000 were paid pursuant to the Directors' Retirement Plan.

Recommendation

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR EACH OF THE BOARD'S NOMINEES.

                             EXECUTIVE COMPENSATION

Summary Compensation Table

         The following table provides certain summary information concerning compensation paid or accrued by the Company and its subsidiaries, to, or on behalf of, the Company's Chief Executive Officer and each of the four other most highly compensated executive officers of the Company or its subsidiaries (determined as of the end of the last fiscal year) for each of the fiscal years ended October 31, 2002, 2001 and 2000:

                                                                                          Long-Term Compensation
                                                                                    ----------------------------------
                                                                                              Awards           Payouts
                                                                                    ------------------------   -------
                                                      Annual Compensation(1)        Restricted                            All Other
Name and                                    --------------------------------------     Stock       Options/     LTIP    Compensation
Principal Position                   Year   Salary ($)(2)  Bonus ($)   Other($)(3)   Award(s)($)  SARs (#)(4)  Payouts      ($)
------------------                   ----   -------------  ---------   -----------   -----------  -----------  -------  ------------
Laurans A. Mendelson                 2002      595,000      90,000(5)     30,401         -          100,000       -       41,140(6)
Chairman of the Board,               2001      570,000         -          33,751         -          121,000       -       40,890(6)
President and Chief                  2000      495,000     900,000(7)     27,500         -           30,250       -       25,050(6)
Executive Officer

Thomas S. Irwin                      2002      299,000      50,000(5)        -           -           50,000       -        6,350(8)
Executive Vice President             2001      287,000         -             -           -           88,000       -        5,950(8)
and Chief Financial Officer          2000      250,000     500,000(7)        -           -           16,940       -        7,588(8)

Eric A. Mendelson                    2002      299,000      50,000(5)     26,801         -           50,000       -       15,935(9)
President - Flight Support Group;    2001      287,000         -          28,001         -          148,500       -        5,950(8)
President and Chief Executive        2000      250,000     500,000(7)     24,000         -           16,940       -        7,588(8)
Officer of HEICO Aerospace
Holdings Corp.

Victor H. Mendelson                  2002      299,000      50,000(5)     30,401         -           50,000       -       14,675(10)
President - Electronic Technologies  2001      287,000         -          32,001         -          148,500       -        5,950(8)
Group and General Counsel of the     2000      250,000     500,000(7)     27,000         -           16,940       -        7,588(8)
Company; President and Chief
Executive Officer of HEICO
Electronic Technologies Corp.

James L. Reum                        2002       50,185(11)     -            -            -             -          -           -
Executive Vice President of          2001      136,000(11)     -            -            -             -          -        3,011(8)
HEICO Aerospace Holdings Corp.       2000      180,000     100,000 (7)      -            -             -          -        4,893(8)

----------
(1) Salary and bonus amounts include amounts deferred by executive officers pursuant to a non-qualified deferred compensation plan available to selected employees. Under such deferred compensation plan, selected employees may elect to defer a portion of their compensation. Amounts deferred are immediately vested and invested in individually directed investment accounts. Earnings on such investment accounts, which are maintained by a trustee, accrue to the benefit of the individual.
(2) Salaries for these officers were established in January 2001 and have not been increased since then.
(3)  Represents directors' fees.
(4) The Company has not granted and does not currently grant Stock Appreciation Rights (SARs). The option share amounts below represent options granted for Common Stock and/or Class A Common Stock and have been adjusted for stock splits and dividends, as applicable.
(5) Represents a special bonus related to the additional gain on the sale of Trilectron Industries, Inc. In fiscal 2000, the Company sold Trilectron for a substantial gain. In fiscal 2000, the Company paid cash bonuses to the executive officers contingent upon Trilectron's successful and profitable sale, but refrained from paying all of the amounts it reserved for these bonuses until such time as it could finally calculate the total sale gain due to expiration of certain contractual contingencies related to the sale. In the second quarter of fiscal 2002, when the gain became fully calculable, the Compensation Committee paid the balance of these bonus funds to several Company employees, including its executive officers.
(6) Includes annual life insurance premiums paid by the Company of $34,790 in fiscal 2002 and fiscal 2001 and $18,250 in fiscal 2000. Amount also includes Company contributions to his HEICO Savings and Investment Plan account of $6,350 in fiscal 2002, $6,100 in fiscal 2001, and $6,800 in fiscal 2000. Prior to receiving a portion of the Company contributions under such plan, Mr. Mendelson contributed, in cash, twice the amount that he received in stock. Participation in the HEICO Savings and Investment Plan is available to nearly all employees of the Company.

(7) Represents a special contingent cash incentive payment awarded from the proceeds of the sale of Trilectron Industries, Inc.
(8) Represents Company contributions to the HEICO Savings and Investment Plan account of the named executive. Prior to receiving a portion of the Company contributions under such plan, each named executive contributed, in cash, twice the amount that he received in HEICO stock. Participation in the HEICO Savings and Investment Plan is available to nearly all employees of the Company.
(9) Includes annual life insurance premiums paid by the Company of $9,585 in fiscal 2002. Amount also includes Company contributions to his HEICO Savings and Investment Plan account of $6,350 in fiscal 2002. Prior to receiving a portion of the Company contributions under such plan, Mr. Mendelson contributed, in cash, twice the amount that he received in stock. Participation in the HEICO Savings and Investment Plan is available to nearly all employees of the Company.
(10) Includes annual life insurance premium paid by the Company of $8,325 in fiscal 2002. Amount also includes Company contributions to his HEICO Savings and Investment Plan account of $6,350 in fiscal 2002. Prior to receiving a portion of the Company contributions under such plan, Mr. Mendelson contributed, in cash, twice the amount that he received in stock. Participation in the HEICO Savings and Investment Plan is available to nearly all employees of the Company.
(11) Mr. Reum retired from full-time service to HEICO Aerospace Holdings Corp. in August 2001 and now serves on a part-time basis.

Options/SAR Grants Table

         The following table sets forth information concerning individual grants of stock options pursuant to the Company's Stock Option Plans during the fiscal year ended October 31, 2002 to the Company's Chief Executive Officer and each of the four other most highly compensated executive officers of the Company. The Company has not granted and does not currently grant stock appreciation rights.

                                             Option /SAR Grants in Last Fiscal Year

                                               % of Total                                            Potential Realizable Value
                                              Options/SARs                                          Assuming Annual Rates of Stock
                               Options/SARs    Granted to    Exercise or  Market Price              Appreciation for Option Term(2)
                                 Granted      Employees in   Base Price    on Date of   Expiration  -------------------------------
Name and Principal Position       (#)(1)       Fiscal Year     ($/Sh)     Grant ($/Sh)     Date      0% ($)   5% ($)    10% ($)
---------------------------       ------       -----------     ------     ------------     ----      ------   ------    -------
Laurans A. Mendelson           100,000(3)          15%         12.89          12.89     6/17/2012      -      810,896  2,054,971
Chairman of the Board,
President and Chief
Executive Officer

Thomas S. Irwin                 50,000(3)           7%         12.89          12.89     6/17/2012      -      405,259  1,027,008
Executive Vice President
and Chief Executive Officer

Eric A. Mendelson               50,000(3)           7%         12.89          12.89     6/17/2012      -      405,259  1,027,008
President - Flight Support
Group;
President and Chief Executive
Officer of HEICO Aerospace
Holdings Corp.

Victor H. Mendelson             50,000(3)           7%         12.89          12.89     6/17/2012      -      405,259  1,027,008
President - Electronic
Technologies
Group and General Counsel of
the Company; President and
Chief Executive Officer of
HEICO Electronic Technologies Corp.

James L. Reum                       -               -             -             -           -          -         -         -
Executive Vice President
of HEICO Aerospace
Holdings Corp.

----------
(1)  No stock appreciation rights have been granted.
(2) Based upon assumptions of 0%, 5%, and 10% annual appreciation of the Company's Common Stock and Class A Common Stock through the expiration date of the executive's options granted during the last fiscal year.
(3)  Options were 100% vested as of grant date.

Aggregate Option/SAR Exercises and
Fiscal Year-End Option/SAR Value Table

         The following table sets forth information concerning stock options exercised during fiscal 2002 and unexercised options to purchase the Company's Common Stock and Class A Common Stock as of October 31, 2002 under the Company's Stock Option Plans held by the Chief Executive Officer and each of the four other most highly compensated executive officers of the Company. Also reported are the values for "in-the-money" options which represent the positive spread between the exercise price of any such existing stock options and the closing prices of HEICO's Common Stock and Class A Common Stock on the composite tape of the New York Stock Exchange (NYSE) on October 31, 2002:

                                               Aggregate Option/SAR Exercises in
                                    Last Fiscal Year and Fiscal Year-End Option/SAR Values
                                    ------------------------------------------------------
                                                                                                                    Value of
                                                                                                Number of          Unexercised
                                                                                               Unexercised        Options/SARs
                                                                                               Options/SARs       In-the-Money
                                                                                               at FY-End(#)       At FY-End ($)
                                                Shares Acquired on                             Exercisable/       Exercisable/
Name and Principal Position                        Exercise (#)          Value Realized($)    Unexercisable(1)    Unexercisable
---------------------------                     --------------------    ------------------    ---------------     --------------
Laurans A. Mendelson                                     -                      -                743,064 E         2,642,737 E
Chairman of the Board,
President and Chief
Executive Officer

Thomas S. Irwin                                          -                      -                372,663 E         1,480,824 E
Executive Vice President                                                                          70,400 U             -     U
and Chief Financial Officer

Eric A. Mendelson                                   84,742(2)               1,057,569            422,295 E         1,285,585 E
President - Flight Support Group;                                                                118,800 U             -     U
President and Chief Executive Officer
of HEICO Aerospace Holdings Corp.

Victor H. Mendelson                                 38,270(3)                 339,295            543,516 E         2,032,024 E
President - Electronic Technologies                                                              118,800 U             -     U
Group and General Counsel of the Company;
President and Chief Executive Officer
of HEICO Electronic Technologies Corp.

James L. Reum                                            -                      -                    -                 -
Executive Vice President
of HEICO Aerospace
Holdings Corp.

----------
E  - Denotes exercisable options.
U  - Denotes unexercisable options

(1) Option share amounts have been adjusted for stock dividends and stock splits.
(2) Represents 41,180 shares of Common Stock and 43,562 shares of Class A Common Stock acquired upon the exercise of options granted in fiscal 1992 and fiscal 1994, including 41,180 shares of Common Stock exercised by EAM Management Limited Partnership.
(3) Represents 5,000 shares of Common Stock and 33,270 shares of Class A Common Stock acquired upon the exercise of options granted in fiscal 1993, including 2,270 options to purchase Class A Common Stock, which were donated to a charity and subsequently exercised by the donee.

                         FINANCE/AUDIT COMMITTEE REPORT

         The Finance/Audit Committee (the Audit Committee) of the Board of Directors is composed entirely of three non-employee directors. The Board of Directors has determined that each member of the Audit Committee is independent in accordance with the New York Stock Exchange's listing standards. The responsibilities of the Audit Committee are set forth in its formal written Charter, which was adopted by the full Board of Directors in December 1999 and amended in its entirety in December 2002 and included herein as Appendix A. In general, the Audit Committee assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing, internal control and financial reporting practices of the Company and such other duties as directed by the Board.

         The Company's management is responsible for the Company's financial reporting process, including its system of internal control, and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States of America. The Company's independent auditors are responsible for auditing those financial statements. The Audit Committee is responsible for monitoring and reviewing these processes. The Audit Committee does not have the duty or responsibility to conduct auditing or accounting reviews or procedures. None of the members of the Audit Committee are employees of the Company and may not be, and may not represent themselves to be or to serve as, accountants or auditors by profession or experts in the fields of accounting or auditing. Therefore, the Audit Committee has relied, without independent verification, on management's representation that the financial statements have been prepared with integrity and objectivity and in conformity with generally accepted accounting principles and on the representations of the independent auditors included in their report on the Company's financial statements.

         The oversight performed by the Audit Committee does not provide it with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the discussions that the Audit Committee has with management and the independent auditors do not assure that the Company's financial statements are presented in accordance with generally accepted accounting principles, that the audit of our Company's financial statements has been carried out in accordance with generally accepted auditing standards or that our Company's independent accountants are in fact "independent."

         As more fully described in the Charter of the Audit Committee, the Audit Committee is responsible for overseeing the Company's internal controls and financial reporting processes, as well as the independent audit of the Company's financial statements by the Company's independent auditors, Deloitte & Touche LLP. As part of fulfilling it responsibilities, the Audit Committee reviewed and discussed the audited consolidated financial statements for fiscal 2002 with management and discussed those matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees) with the Company's independent auditors. The Audit Committee discussed and considered the independence of Deloitte & Touche LLP with representatives of Deloitte & Touche LLP, reviewing as necessary all relationships and services which might bear on the objectivity of Deloitte & Touche LLP, and received the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committee) from Deloitte & Touche LLP. The Audit Committee provided to Deloitte & Touche LLP full access to the Audit Committee to meet privately with the Audit Committee and Deloitte & Touche LLP was encouraged to discuss any matters they desired with the Audit Committee and the full Board of Directors.

         The opinion of Deloitte & Touche LLP is filed separately in the 2002 annual report and should be read in conjunction with the reading of the financial statements.

         Based upon the Audit Committee's review and discussions referred to above, the Audit Committee recommended that the Board of Directors include the Company's audited consolidated financial statements in its Annual Report on Form 10-K for the year ended October 31, 2002, filed with the Securities and Exchange Commission.

Respectfully Submitted by the Finance/Audit Committee of the Company's Board of
Directors: Samuel L. Higginbottom, Albert Morrison, Jr. and Dr. Alan
Schriesheim.

             NOMINATING AND EXECUTIVE COMPENSATION COMMITTEE REPORT

The Committee

         The Nominating and Executive Compensation Committee (the "Compensation Committee") consists of Directors who are not current or former employees or officers of the Company or any of its' affiliates. The Compensation Committee generally makes all decisions concerning the Company's executive officers' compensation and all such decisions are reviewed by the full Board, except that decisions about awards under the Company's 1993 and 2002 Stock Option Plan are made by the Stock Option Plan Committee (the "SOC") and are further ratified by the Board.

Compensation Philosophy

         In establishing executive compensation, the Compensation Committee seeks to ensure that executive compensation: (i) incentivizes management to increase the Company's income and enhance shareholder value; (ii) aligns stockholder and management interests; (iii) encourages management to focus on the Company's long-term growth, while considering the Company's short-term interests; (iv) attracts and retains a high quality management team; (v) stimulates both entrepreneurial and team objectives by management; and (vi) helps to recruit and retain top managers in a competitive compensation market. The Compensation Committee believes that these objectives are all crucial in building and growing the Company and that the Company has been well served over the long term by ensuring that these objectives are met.

         Historically, the Company has refrained from paying large base cash compensation and has paid cash bonuses when the Company recognized quantitative earnings improvements. In 2002, executive officers requested to the Compensation Committee that no regular cash bonuses be paid to them because some of the Company's businesses suffered following the September 11th attacks and because the Company's income did not increase during 2002 compared to 2001. The Compensation Committee accepted this recommendation and did not award regular cash bonuses to executive officers for 2002. The Committee did award the remaining bonuses from the gain on the sale of its former Trilecton Industries, Inc. (Trilectron) subsidiary (discussed in the next paragraph) that were not paid in 2000. The Compensation Committee and the executive officers followed a similar approach in 2001 and in 1999 when, despite continuing record financial performance in 1999 by the Company, no cash bonuses were paid to any of the Company's executive officers.

         In 2000, the Company sold Trilectron for a substantial gain. In 2000, the Company paid cash bonuses to the executive officers contingent upon Trilectron's successful and profitable sale, but refrained from paying all of the amounts it reserved for these bonuses until such time as it could finally calculate the total sale gain due to expiration of certain contractual contingencies related to the sale. In the second quarter of fiscal 2002, when the gain became fully calculable, the Compensation Committee paid the balance of these bonus funds to several Company employees, including its executive officers.

         Certain executive officers received stock options in 2002, as did numerous other Company employees. The Compensation Committee believes that stock options encourage managers to maximize the Company's stock price by working diligently to increase earnings in order to increase shareholder value. The Compensation Committee also believes that a company's stock price is usually driven by strong earnings and earnings growth and that this philosophy has led to a 303% increase in the Company's Common Stock price from 1992 to 2002, and net earnings improved from a loss of $580,000 to income of $15,226,000 over the same period. In addition, stock options allow the Company to limit its cash compensation by granting such options which are not directly charged to the Company's reported income and which yield profit for officers only when other shareholders benefit. Numerous publicly-held corporations issue stock options to their employees and the Compensation Committee believes that the Company must do so in order to remain competitive in retaining and attracting employees.

         Stock option holders do not receive any income or other benefit from their stock options unless all of the Company's shareholders gain from an increase in the Company's stock price above the option exercise price since options are granted at fair market value of the stock on the grant date. If management's efforts do not result in a share price increase, management will not earn potentially sizeable financial gains, and those gains typically represent a substantial income expectation for them.

Relationship to Performance Under Compensation Plans

         Compensation paid to the Company's executive officers in 2002, as reflected in the foregoing tables, consisted primarily of base salary, which has not increased since January 2001, payment of the balance of the special bonus from Trilecton's sale, and Company contributions to the HEICO Savings and Investment Plan (the "Savings and Investment Plan"). All employees of the Company and certain subsidiaries are eligible to participate in the Savings and Investment Plan, but, under federal regulations, certain employees of the Company (including Laurans A. Mendelson, Thomas S. Irwin, Eric A. Mendelson, Victor H. Mendelson and James L. Reum) are limited in their participation. Further, all officers listed herein who are eligible to participate in the Savings and Investment Plan contributed a portion of their compensation to the Savings and Investment Plan in order to receive the maximum of the Company's contribution.

         The executive officers' base salaries have not been increased since January 2001, or approximately 2 years. The Compensation Committee determines executive officers' base salaries through a variety of means, including by using comparative industry data and evaluating earnings growth.

         In paying the remaining bonuses related to the Trilectron sale, the Compensation Committee wished to adhere to its commitments to pay the full bonuses it planned to pay prior to when the sale occurred, as the Company completely earned the gain from Trilectron's sale and it was not reduced due to current business conditions. The Company sold Trilectron for a substantial gain after having grown the business to approximately four times the size it was when HEICO acquired it in 1996. The strategy and its execution for acquiring, growing and selling Trilectron were devised entirely by the executive officers. By sending a clear message to the executive officers that they would receive bonuses upon realizing large gains for the Company, the Compensation Committee believes that it demonstrated to the executive officers that they will be rewarded for making good financial decisions.

         In leaving the base salaries of the Company's executive officers unchanged in 2002, the Committee accepted the executive officers recommendation that they not receive increases due to conditions in the airline industry. The Compensation Committee typically considers the following in establishing compensation: prevailing executive compensation trends; compensation analysis reports from Watson Wyatt & Company, an independent consulting firm; consultation with executives; known industry standards; local and national compensation practices; alternative employment opportunities available to executives; industry knowledge and experience; complexity and difficulty of responsibilities; special gains upon asset sales and past and expected future contributions to the Company's development.

         The Compensation Committee has observed the current management team for the past decade and has concluded that its compensation policies have appropriately rewarded and incentivized management for its successes and efforts. Although this is the case, the Compensation Committee will review compensation practices during the year and may, depending upon conditions in its businesses and other factors, alter its policies.

Chief Executive Officer

         The Compensation Committee considers the Chief Executive Officer's compensation each year. The principal standards which the Compensation Committee considers for the Chief Executive Officer's compensation are essentially the same as those described for the executive officers in general. Also, the Compensation Committee evaluates past performance, the Chief Executive Officer's ability to deliver anticipated results and expected future contributions to the Company's growth. The Committee also accepted Mr. Mendelson's request, made in part as an example of leadership to the Company's Team Members following the tragic events of September 11th, that he receive no regular cash bonus in 2002 and that he receive no increase in his base compensation. Further, the Company has grown dramatically under Mr. Mendelson's leadership; as noted above, the Company's sales increased from $21,729,000 in 1992 to $172,112,000 in 2002, while net earnings improved from a loss of $580,000 to net income of $15,226,000 during the same period.

         The Company has prospered substantially under Mr. Mendelson's leadership. Specifically, the Company has expanded its aerospace product line following a restructuring of its aerospace operations, and it has successfully entered and sold two new, profitable lines of business, which grew substantially after their acquisitions by HEICO. Under Mr. Mendelson's leadership, the Company has completed key strategic alliances with three major airlines and twenty important strategic acquisitions, has completed a follow-on stock offering which raised $56 million in equity for the Company and has successfully negotiated a $120 million credit facility with a syndicate of banks.

         The Compensation Committee believes it is important to continue to induce Mr. Mendelson to devote substantially all of his professional time and effort to the Company and to forego other potentially lucrative business transactions. In doing so, the Compensation Committee has considered Mr. Mendelson's other successful business activities unrelated to the Company and has provided him incentives to devote attention to HEICO.

         Further, the Company's commercial bank has required that the Company retain Mr. Mendelson's services in order to obtain and retain its credit facility. The Company's lender has also required that Mr. Mendelson and his family maintain substantially all of their present ownership position in the Company in order to retain the credit facility. These requirements were made at the lender's sole request as part of the Company's loan agreement with the lender. Accordingly, the Board believes that it is essential to ensure Mr. Mendelson's continued management of the Company by providing him with sufficient incentive to remain as the Company's Chief Executive Officer and to induce him to maintain his significant investment in the Company.

         The Compensation Committee believes that equity ownership by management is essential. Accordingly, because Mr. Mendelson has made a substantial equity commitment to the Company, the Compensation Committee believes it should consider this factor in establishing Mr. Mendelson's compensation level.

2002 Stock Option Grants

         As discussed previously in this report, the Compensation Committee believes that stock options are an important way to align shareholder and management interests because such options will cause managers to reap economic reward only if other shareholders gain. Further, in order to compete with other, larger corporations and with technology businesses for high-quality acquisitions and management talent, the Compensation Committee understands that the Company must supply its managers with the opportunity to realize large financial gains upon the successful implementation of their goals and objectives. Therefore, the Compensation Committee awarded stock options to certain executive officers, as described in the foregoing tables.

Submitted by the Nominating and Executive Compensation Committee of the Company's Board of Directors: Samuel L. Higginbottom and Albert Morrison, Jr.

Employment Agreements

         Thomas S. Irwin and the Company are parties to a key employee termination agreement which provides a lump sum severance payment equal to two years' compensation if his employment is terminated within three years after a change in control of the Company (as defined in the key employee termination agreement).

Performance Graph

         The SEC requires that the Company include in this Proxy Statement a line-graph presentation comparing cumulative, five-year shareholder returns on an indexed basis with the NYSE Total Value Index and either a nationally recognized industry standard or an index of peer companies selected by the Company. For purposes of this performance comparison, the Company has selected the Dow Jones Aerospace Index, which is comprised of companies which make air transportation vehicles, major weapons, defense equipment or defense radar systems.

  [THE FOLLOWING TABLE WAS REPRESENTED AS A LINE GRAPH IN THE PRINTED MATERIAL]


                                1997           1998           1999           2000          2001          2002
                               -------        -------        -------        -------       -------       -------
HEICO Common Stock*            $100.00        $143.60        $104.11         $80.11       $103.44       $66.23
NYSE Total Value Index         $100.00        $112.93        $130.00        $138.43       $113.55       $98.29
Dow Jones Aerospace Index      $100.00         $95.37         $78.65        $111.15        $88.57       $91.37

----------
*The share price used in determining the Company's shareholder returns on its Common Stock has been retroactively adjusted to give effect to the April 1998 dividend of one share of Class A Common Stock for each two outstanding shares of Common Stock, as well as the July 2000 and August 2001 10% stock dividends paid in Class A Common Stock.

                              SELECTION OF AUDITORS

         The Board typically selects the Company's independent public accounting firm in the month following the Company's annual meeting and negotiates the financial terms of the engagement agreement immediately thereafter. Since 1990, the Board has selected Deloitte & Touche LLP as the Company's independent public accounting firm and has successfully negotiated a fee arrangement acceptable to the Company and Deloitte & Touche. While the Board cannot be certain that it will again select Deloitte & Touche and negotiate a mutually acceptable fee arrangement with them, Deloitte & Touche presently acts as the Company's independent public accounting firm and the Board presently expects to select and sign an engagement agreement with an independent public accounting firm shortly after the 2003 annual meeting.

         Deloitte & Touche LLP examined the consolidated financial statements of the Company for each of the Company's fiscal years since 1990. Representatives of Deloitte & Touche are expected to be present at the annual meeting. Such representatives will have an opportunity to make a statement, if they desire to do so, and will be available to answer questions that may be asked by shareholders.


Principal Accounting Firm Fees

         In addition to retaining Deloitte & Touche to audit the consolidated financial statements of the Company for the fiscal year ended October 31, 2002, the Company retained Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, "Deloitte") and other consulting and accounting firms to provide various services to the Company during fiscal 2002 and expects to continue to do so in the future. The Audit Committee has considered whether the provision of non-audit services by Deloitte is compatible with maintaining the auditor's independence and permissible under the Sarbanes-Oxley Act of 2002.

         The aggregate fees billed to the Company by Deloitte for the fiscal year ended October 31, 2002 for these various services is summarized in the table below. Such fees include a provision of approximately $550,000 pursuant to a contingency fee structure with Deloitte who was engaged to represent the Company in a tax audit with the IRS that resulted in the recovery of $2.5 million of income taxes paid in prior years. The Company is contesting the amount of the proposed contingent fee and is currently discussing the matter with Deloitte.

         -------------------------------------------------- -----------
         AUDIT FEES: for services rendered for the annual   $248,000
         audit of the Company's consolidated financial
         statements for fiscal 2002 and the quarterly
         reviews of the financial statements  included in
         the Company's Quarterly reports on Form 10-Q.
         -------------------------------------------------- -----------
         FINANCIAL INFORMATION SYSTEMS DESIGN AND           $       -
         IMPLEMENTATION FEES
         -------------------------------------------------- -----------
         ALL OTHER FEES:  for tax return preparation,       $827,000
         representing the Company in a tax audit with the
         IRS, tax consulting on the Company's retirement
         plans and acquisitions, the audit of the HEICO
         Savings and Investment Plan and other non-audit
         services.  The Company is contesting $550,000 of
         this amount as further detailed above and is
         currently discussing the matter with Deloitte &
         Touche LLP.
         -------------------------------------------------- -----------

                            PROPOSALS OF SHAREHOLDERS

         If any shareholder of the Company wishes to present a proposal for action at the Company's next annual meeting of shareholders presently scheduled for March 16, 2004, notice of such presentation must be received by the Company at its principal executive office, 3000 Taft Street, Hollywood, Florida 33021, on or before October 31, 2003.

                            GENERAL AND OTHER MATTERS

         Neither HEICO nor the members of its Board intend to bring before the meeting any matters other than those referred to in the accompanying Notice of Meeting. They have no present knowledge that any other matters will be presented to be acted on pursuant to your proxy. However, if any other matters properly come before the meeting, the persons whose names appear in the enclosed form of proxy will have the discretionary authority to vote the proxy in accordance with their judgment.

                                        BY ORDER OF THE BOARD OF DIRECTORS,
                                              Laurans A. Mendelson
                                              Chairman of the Board, President
                                              and Chief Executive Officer

                                                                      Appendix A

                HEICO Corporation Finance/Audit Committee Charter

Role and independence

The Finance/Audit Committee (the Committee) of the Board of Directors (the Board) assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing, internal control and financial reporting practices of the Company and such other duties as directed by the Board. The membership of the Committee shall consist of at least three directors who are generally knowledgeable in financial and auditing matters, including at least one member with accounting or related financial management expertise. Each member shall be free of any relationship that, in the opinion of the Board, would interfere with his or her individual exercise of independent judgment, and shall meet the director independence requirements for serving on audit committees as set forth in the Corporate Governance Standards of the New York Stock Exchange. The Committee is expected to maintain free and open communication (including private executive sessions at least annually) with the independent auditor and the management of the Company. In discharging this oversight role, the Committee is empowered to investigate any matter brought to its attention with full power to obtain advice and assistance from outside counsel, accounting or other advisors for this purpose. The Committee shall review and reassess the adequacy of this charter annually.

The Board of Directors shall appoint one member of the Committee as chairperson. He or she shall be responsible for leadership of the Committee, including preparing the agenda, presiding over the meetings, making Committee assignments and reporting to the Board. The chairperson will also maintain regular liaison with the CEO, CFO and the lead independent audit partner.

Responsibilities

The Committee's primary responsibilities include:

o Providing primary input into the recommendation to the Board for the selection, retention, evaluation, and, where appropriate, the termination and replacement of the Company's independent auditor of its financial statements. The independent auditor is ultimately accountable to the Board and the Committee.

o Obtaining annually from the independent auditor a report describing all relationships between the auditor and the Company and discussing with the auditor any disclosed relationships or services that may impact the objectivity and independence of the auditor and take, or recommend that the Board take, appropriate action to satisfy itself as to the auditor's independence.

o Overseeing the relationship with the independent auditor, including discussing the nature and rigor of the audit process, receiving and reviewing all audit reports and providing the independent auditor full access to the Committee (and the Board) to report on any and all appropriate matters.

o Providing guidance and oversight to the internal audit function of the Company, including reviewing the internal audit function's organization, objectivity, responsibilities, plans, results and staffing.

o Reviewing the annual audited financial statements, including the Company's disclosures under "Management's Discussion and Analysis of Financial Condition and Results of Operations" (MD&A), and discussing them with management and the independent auditor. These discussions shall include consideration of the quality of the Company's accounting principles as applied in its financial reporting, including a review of estimates, reserves and accruals, judgmental areas, audit adjustments (whether or not recorded), and other such inquiries as may be appropriate. Based on such review, the Committee shall make its recommendation to the Board as to the inclusion of the Company's audited financial statements in the Company's annual report on Form 10-K.

o Reviewing the quarterly financial statements, including MD&A, with management and the independent auditor prior to the Company's filing on Form 10-Q. The Committee or its chairperson may perform this review.

o Discussing with management and the independent auditor the quality and adequacy of and compliance with the Company's internal controls.

o Reviewing with the independent auditor any audit problems or difficulties and management's response.

o Discussing with management the status of any legal matters (including pending litigation), taxation matters and other areas of oversight to the legal and compliance area as may be appropriate.

o Setting hiring policies for employees or former employees of the independent auditor.

o Reporting on Committee activities regularly to the Board and issuing annually a summary report (including appropriate oversight conclusions) suitable for submission to the shareholders as may be required by Securities and Exchange Commission rules.

                                HEICO CORPORATION

                 ANNUAL MEETING OF SHAREHOLDERS, MARCH 18, 2003

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned shareholder of HEICO CORPORATION hereby appoints Laurans A. Mendelson and Thomas S. Irwin, or either of them, the true and lawful attorney or attorneys and proxy or proxies of the undersigned with full power of substitution and revocation to each of them, to vote all the shares of stock which the undersigned would be entitled to vote, if there personally present, at the Annual Meeting of Shareholders of HEICO CORPORATION called to be held at the Sheraton Fort Lauderdale Airport Hotel, 1825 Griffin Road, Dania, Florida at 10:00 a.m. on March 18, 2003 (notice of such meeting has been received), and at any adjournments thereof, with all powers which the undersigned would possess if personally present. Without limiting the generality of the foregoing, said attorneys and proxies are authorized to vote as indicated below.

1. ELECTION OF DIRECTORS

   [ ] FOR all nominees listed below        [ ] WITHHOLD AUTHORITY
       (except as marked to the contrary)       to vote for all nominees listed
                                                below

NOMINEES:  01 Samuel L. Higginbottom, 02 Wolfgang Mayrhuber,
           03 Laurans A. Mendelson, 04 Eric A. Mendelson,
           05 Victor H. Mendelson,  06 Albert Morrison, Jr.,
           07 Dr. Alan Schriesheim

INSTRUCTION:  To withhold authority to vote for an individual nominee, write that nominee's name in the space provided below.

     ______________________________________________________________________

           (Continued, and to be dated and signed on the reverse side)

2. In their discretion, upon such other matters which may properly come before the meeting or any adjournments.

THIS PROXY WILL BE VOTED AS DIRECTED BUT WHERE NO DIRECTION IS GIVEN IT WILL BE VOTED FOR THE ELECTION OF ALL DIRECTORS.

PLEASE SIGN, DATE AND MAIL THIS PROXY PROMPTLY IN THE ENVELOPE PROVIDED, SO THAT YOUR SHARES CAN BE VOTED AT THE MEETING.

                                  Dated :_________________________, 2003

                                  Signature ____________________________________

                                  Signature if held jointly  ___________________

                       (Please sign exactly as name appears hereon. If Executor, Trustee, etc., give full title. If Stock is held in the name of more than one person, each should sign.)